EXHIBIT 99.2

News Release	FMC Technologies Inc 1803 Gears Road Houston, TX 77067

For Release: Immediate

Investors	Rob Cherry	(281) 591-4560
Media	Ellen Bates Michael King	(281) 445-6559 (281) 931-2540

Jay A. Nutt Named Controller of FMC Technologies

HOUSTON, July 31, 2008 — FMC Technologies, Inc. (NYSE: FTI) announced today that Jay A. Nutt has been named Controller. Mr. Nutt, who currently serves as Assistant Corporate Controller of FMC Technologies, will assume his new position effective August 1.

Mr. Nutt began his career with FMC Corporation in 1987. During his 21-year career he has progressed through a number of positions of increasing responsibility. In 2001, following FMC Corporation’s spin-off of FMC Technologies, he was named Division Controller of Energy Production Systems. He advanced to Controller of Energy Systems in 2007 and assumed his current responsibilities in January 2008.

Mr. Nutt is a 1985 graduate of Michigan State University, where he earned a Bachelor of Science degree in accounting, and a 1991 graduate of Loyola University where he was awarded a Master of Business Administration (MBA) degree.

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry and other industrial markets. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. Named by FORTUNE Magazine as America’s Most Admired Oil and Gas Equipment, Service Company in 2005, 2006 and 2008, FMC Technologies employs approximately 13,000 people and operates 33 manufacturing facilities in 19 countries. For more information visit www.fmctechnologies.com.